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                       SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.    Name:  Separate Account VA P

B.    Address of Principal Business Office (Number and Street, City, State, Zip
      Code):

             4333 Edgewood Road N.E.
             Cedar Rapids, Iowa  52499-0001

C.    Telephone Number (including area code):

             (319) 297-8468

D.    Name and address of agent for service of process:

             Frank A. Camp, Esquire
             4333 Edgewood Road N.E.
             Cedar Rapids, Iowa  52499-0001

E.    Copy to:

             Frederick R. Bellamy, Esquire
             Sutherland, Asbill & Brennan
             1275 Pennsylvania Avenue N.W.
             Washington, D.C.  20004-2404

F.    Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

             Yes   X          No______
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      Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Cedar Rapids, and State of Iowa this 29th day of August, 2002.

      (SEAL)                            Separate Account VAP
                                        (Name of Registrant)

                                        By:  Transamerica Life Insurance Company
                                        (Name of Depositor)

                                        By:           /s/ Larry N. Norman
                                                --------------------------------
                                                Larry N. Norman

                                        Title:  President
                                              ----------------------------------


ATTEST:

By:         /s/ Ronald L. Ziegler
       --------------------------------
       Ronald L. Ziegler

       Vice President
       Transamerica Life Insurance Company